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                                                                  EXHIBIT 10.2


                        OFFICIAL ROLEX JEWELER AGREEMENT

               THIS AGREEMENT is made an entered as of April 3, 2000 by and between Rolex Watch U.S.A., Inc., ("Rolex"), a company incorporated and existing under the laws of the State of New York, having its main office at 665 Fifth Avenue, New York, New York 10022, and Mayor's Jewelers, Inc., a retail jeweler doing business at the location(s) listed on Schedule A, attached hereto.

1.             APPOINTMENT AS OFFICIAL ROLEX JEWELER.

               1.1 Rolex appoints Jeweler as an Official Rolex Jeweler ("ORJ") and grants to Jeweler and non-exclusive right to purchase Rolex products and resell them at retail. Rolex may appoint additional ORJ's at its sole discretion, regardless of their location. Jeweler agrees to sell the Rolex products in a manner consistent with the high standards, goodwill and prestigious reputation of the Rolex name. Jewelers agrees to acquire new Rolex products exclusively from Rolex.

               1.2 Jeweler is authorized as an ORJ at the location(s) listed on Schedule A. Rolex may discontinue the authorized status of one or more locations, in accord with the terms of this Agreement, without changing the status of Jeweler's remaining authorized locations (if any).

2.             ORDERS

               2.1 All orders are subject to review and acceptance by Rolex, and the approval of quantities and selection of Rolex products sold to Jeweler by Rolex shall be left to Rolex's sole discretion.

               2.2 Orders are deemed accepted only upon shipment of merchandise by Rolex. The price charged to Jeweler will be set in accord with the prevailing price list as of the shipment date. Rolex does not guarantee any delivery schedule, and shall not incur any liability for a delay or cancellation in shipping any order.

               2.3 Rolex may cancel back orders at its discretion, and all back orders will be canceled automatically if Jeweler's status as an ORJ ends, or if this Agreement terminates. Rolex will not be liable for any damages that might result.

3. RETAIL SALES ONLY. Jewelers will sell Rolex products only to ultimate consumers, at the retail level, in transactions that originate over-the-counter at its authorized location(s). All other methods of the sale (except for Rolex-approved corporate/presentation sales) are considered transshipping. Rolex is the sole distributor of Rolex watches in the United States. Rolex has not authorized any ORJ or any other person to act as a wholesaler or subdistributor; therefore, any transshipment of Rolex watches, even if unintentional, is prohibited. ORJs may not sell watches to customers referred from outside their local market area (unless the sale is transacted in person at an authorized location), nor may they pay a feel for any referrals.

4. OWNERSHIP, MANAGEMENT AND BUSINESS LOCATION. If Jeweler undergoes a change in ownership, ownership structure, management or business location, such changes will be deemed just cause under paragraph 8.3 and this Agreement and Jeweler's status as an ORJ will be subject to termination in accordance with Section 8.

5.             ROLEX TRADEMARKS

               5.1 USE OF ROLEX TRADEMARKS. Any promotional materials or other item bearing a Rolex trademark (such as the words "ROLEX" or "Oyster" and the Rolex Crown Emblem) furnished by Rolex remains the property of Rolex. Consent to use the Rolex trademarks is granted to Official Rolex Jewelers on a limited basis only, solely for the purpose of advertising and promoting the sale of Rolex products during the term of this Agreement. Jeweler will not acquire, nor will it claim any right, title or interest to the tradename or trademark ROLEX, nor to any associated trade dress, nor to any other trademarks, copyrights or other intellectual property owned by Rolex.

               5.2 CHANGE IN STATUS. If an account is terminated for any reason, Rolex is entitled to the immediate return of all promotional material and other items bearing Rolex






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                    trademarks (including but not limited to master catalogs,
                    price lists, Rolex signs, consumer catalogs, display materials, wall clocks, letterhead, business cards and sales receipts). Rolex will reimburse the jeweler for such items at cost, if any. Under these changed circumstances, Rolex will also discontinue permission for use of its trademarks on any items (such as outdoor displays or awnings) that are the property of the former Official Rolex Jeweler. All such items must be fabricated in a manner that will permit easy removal of the Rolex trademarks. The Official Rolex Jeweler agrees that if its account is terminated, it will: (i) never use any of the Rolex trademarks in any advertising, other than as permitted under applicable law; (ii) never use phrases such as "Rolex certifies" or the like; (iii) never take any action that is likely to cause confusion as to whether the jeweler is an Official Rolex Jeweler or authorized Rolex sales and service provider, or is otherwise endorsed, sponsored or approved by Rolex. The Official Rolex Jeweler agrees that Rolex shall be entitled to appropriate injunctive relief, in addition to damages allowed by law, in the event that any of these provisions are not honored promptly after termination of the business relationship.

6.             RIGHT TO REPURCHASE.

               6.1 If Jeweler's status as an Official Rolex Jeweler ends for any reason, or if Jeweler terminates its business, liquidates its inventory, or in any manner attempts to make a bulk sale of its inventory, Rolex reserves the absolute right, in its sole discretion, to repurchase all or part of Jeweler's Rolex inventory at the invoiced price. Rolex shall have the right of first refusal to repurchase such inventory and Jeweler shall not sell, or offer to sell, or transfer possession or ownership of such inventory to any third party unless it has first offered to sell the inventory to Rolex at the price specified herein and Rolex has refused such offer. Jeweler agrees to ship all such merchandise to Rolex on request. Jeweler has the right to sell Rolex inventory that is not repurchased by Rolex. If Jeweler sells the above-described Rolex inventory to any third party in violation of Rolex's rights, Jeweler agrees to pay Rolex an amount equal to the originally invoiced price for such merchandise as liquidated damages. Any third party purchaser shall take possession of the inventory subject to Rolex's rights as specified in this Agreement. Jeweler agrees to execute such documents as Rolex may request to effectuate the terms of this Paragraph.

7.             ADDITIONAL PROMISES AND DUTIES.

               7.1 Jeweler agrees to comply with all policies and procedures as issued by Rolex from time to time. These include, but are not limited to: the Rolex Policy Statements (as revised April 3, 2000); the Co-op Advertising Policy (issued in 1999 as part of The Rolex Co-op Advertising Portfolio); and the Spare Parts Ordering Instructions and Policy Statements (issued as part of the 1996 Spare Parts Price List). Jeweler represents that it: (i) has received and read copies of all the foregoing policies and procedures; and (ii) accepts all terms of those policies and procedures.

                    7.1.1 Rolex reserves the unilateral right to amend any of the terms of this Agreement, to cancel or amend any or all policies and procedures, and to issue new policies and procedures. Such changes shall be effective upon notice to Jeweler, or at such other time as Rolex may designate.

                    7.1.2 Within thirty (30) days of receipt of such notice, Jeweler may opt to reject the changes by terminating this Agreement, giving written notice thereof to Rolex. If Jeweler places an order after receipt of the change notice, Jeweler will be deemed to have accepted the change in terms.





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               7.2  Jeweler agrees to stock a designated basic stock plan at all times year-round. Rolex, after consultation with Jeweler, will select a basic stock plan (commensurate with Jeweler's sale potential) drawn from all current Rolex lines for each authorized location. It is expressly understood that compliance with this provision is mandatory to retain continued status as an ORJ. Jeweler agrees to allow Rolex personnel to take a complete inventory of all Rolex products in Jeweler's possession, and to review Rolex sales and warranty records, on reasonable oral notice.

               7.3 Jeweler will maintain ethical business practices, good standing in the community and a quality establishment.

8.             TERM AND TERMINATION.

               8.1 This Agreement is made for an indefinite term, and will continue at the will of the parties, unless terminated as provided in this Agreement.

               8.2 Either party may terminate this Agreement as of right, without cause, on sixty (60) days notice, without incurring any liability as a result for direct, incidental, consequential or any other form of damages, including loss of clientele, investments or profits.

               8.3 In the event of a breach of this Agreement, or of any Rolex policy or procedure, or for any other just cause, either party may terminate the Agreement effective immediately, upon giving written notice of termination to the other party.

               8.4 "Just cause" shall include, but not be limited to, the following examples:

                    8.4.1     Failure to pay any sum when due;

                    8.4.2     Transshipping (both intentional and
                              unintentional);

                    8.4.3 Failure to comply with any applicable federal, state or local law or regulation in connection with a party's obligations under this Agreement or in connection with the operation of its business;

                    8.4.4 Involvement by a party, or its owners or employees, in any activity that could damage the other party's reputation, or that is generally considered immoral, illegal, or contrary to public notice;

                    8.4.5 The sale, distribution or any other disposition of substantially all of a party's assets or any material change in its control;

                    8.4.6 The closing of a party's business, the liquidation of its inventory, or the attempted bulk sale of its inventory;

                    8.4.7 The filing of a petition in bankruptcy by or against either party, or if either party is adjudicated or become bankrupt or insolvent, or the appointment or the application for appointment of a receive for a party's business, or an assignment or attempted assignment for the benefit or creditors.

9. EFFECT OF TERMINATION. If notice of termination is given pursuant to the terms of this Agreement, the parties will comply with all existing obligations during the notice period. Notwithstanding the foregoing, orders will be shipped on a pre-paid basis, and only if Jeweler continues to comply fully with all of its obligations under this Agreement, including being up to date on other payments due.






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10.            DISCLAIMER OF FRANCHISE OR FIDUCIARY RELATIONSHIP. Rolex does not enter into any franchise arrangements with ORJs, and has not with Jeweler. Jeweler expressly acknowledges that it has no right to purchase Rolex watches from Rolex or continue its status as an ORJ, other than as specified in this Agreement. Jeweler acknowledges that it has not paid any fee to Rolex in exchange for the rights granted in this Agreement, and that its rights under this Agreement and the operation of its business are not substantially associated with any trademark, service mark, trade name, logo, advertising or other commercial symbol designating Rolex or its products. Jeweler acknowledges that it does not have a continuing financial interest with Rolex in the operating or marketing Jeweler's business. Jeweler warrants that it does not now, and will not in the future, rely on Rolex for a continued supply of goods to operate its business. Jeweler acknowledges that this is an arm's length agreement between commercial equals, that this is not a contract of adhesion, and that Rolex does not act as a fiduciary with respect to Jeweler.

11. MUTUAL RELEASE. The parties hereby release all claims they might have against each other as of this date. Notwithstanding the foregoing, this release does not apply to any claim by Rolex relating to merchandise purchased by Jeweler for which Jeweler has not yet paid.

12. CONFIDENTIALITY. Rolex and Jeweler acknowledge each party may have access to and receive confidential and proprietary information from the other, including, but not limited to, organizational structure, business plans, marketing philosophy and objectives, competitive advantages and disadvantages, cost figures, sales or other financial results, vendor names and addresses, and distributor names and addresses. It is agreed that each party to this Agreement shall protect the confidentiality of any information disclosed by the other party and that they will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the other party. This confidentiality covenant has no temporal, geographical or territorial restrictions. Notwithstanding the foregoing, the provisions of this confidentiality provision shall not apply to information (i) which is in the public domain other than through a violation of this Agreement, or (ii) which is required to be disclosed pursuant to the valid order, rule or regulation of an administrative agency or judicial court of competent jurisdiction, provided that each party shall notify the other party of any disclosure required by law and provide such other party with the opportunity to intervene and contest such disclosure. The terms of this section shall survive the expiration or termination of this Agreement.

13. INDEMNIFICATION AND LEGAL DEFENSE. Jeweler agrees to pay for Rolex's reasonable costs and attorneys' fees if Rolex is sued by any third party based on Jeweler's conduct. Jeweler will indemnify Rolex against any damages that might be awarded in such a claim by a third party.

14.            AGREEMENT TO ARBITRATE.

               14.1 Except as otherwise provided herein, Jeweler and Rolex agree to submit all disputes between them (and/or involving their employees, agents and affiliates, collectively referred to in this Paragraph 14 with their respective principals as "Jeweler" and "Rolex") to final and binding arbitration administered by the American Arbitration Association under its then prevailing Commercial Arbitration Rules (except as modified herein), and judgment on the award may be entered in any court having jurisdiction thereof. The arbitration Agreement will apply to all disputes between Jeweler and Rolex, whether based on contract, common law, federal or local statute (including, but not limited to, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the Robinson-Patman Act, any federal or state law that applies to franchising, and any similar state statues), or on any other basis. Notwithstanding the above, either party may: (i) elect, in its sole discretion, to submit any dispute (including a counterclaim) directly and solely involving its intellectual property rights to a state or federal court with appropriate jurisdiction (other disputes to be submitted to arbitration); and (ii) apply to a court for an injunction in furtherance of arbitration proceedings or to preserve a party's right pending an arbitral resolution. The parties' obligations arising under this Paragraph 14 shall survive termination of this Agreement with respect to all disputes arising from events that occurred prior to and including the termination.

               14.2 All claims or disputes must be submitted to arbitration
                    (or, if applicable, filed in court) within one hundred eighty (180) days from the date on which such claims arose, or within such sorter time as may be required by law. Any claim or dispute that is not so submitted or filed will be waived, forfeited an barred forever.





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               14.3 NUMBER AND QUALIFICATIONS OF ARBITRATORS. All arbitrations will be held before a panel of three arbitrators, who shall each have a minimum of ten years experience in their fields. At least one of the arbitrators shall be an actively practicing attorney experienced in the law of commercial distribution, or dealership (except automobile), or antitrust, who shall act as Chair.

               14.4 Neither party nor the arbitrators may disclose the
                    existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

               14.5 Arbitration will be held at the offices of the American
                    Arbitration Association located in New York City.

               14.6 Each party shall bear its own attorneys' fees, costs and expenses, and an equal share of the arbitrators' and administrative fees of arbitration, except as may be required by statute.

               14.7 Except as regards enforcement of the rights specified in
                    Paragraphs 5 and 6 of this Agreement and paragraph D (p. 28) of the Co-op Advertising Policy, any award in an arbitration initiated under this Paragraph 14 shall be limited to monetary damages and shall not include an injunction or a direction to any party, other than a direction to pay a monetary amount. The arbitrators will have no authority to award punitive damages or other damages not measured by the prevailing party's actual damages within the scope of this Agreement. The terms of this sub-paragraph shall apply to all disputes, except as may be required by statute.

               14.8 The arbitration award shall be in writing and signed by a majority of the arbitrators, and shall specify the factual and legal bases for the award. An award will be subject judicial review if the Arbitrators commit material errors of law or exceed the scope of the authority granted to them in this Agreement (in addition to any other reasons allowed by law with respect to arbitral awards).

15.            MISCELLANEOUS PROVISIONS.

               15.1 HEADINGS. The headings herein are for convenience of
                    reference only and shall not be deemed to limit or affect any of the provisions hereof.

               15.2 WAIVERS. The failure or delay of a party hereto to enforce any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of any of its rights under this Agreement. Either party may, within the time provided by paragraph 14.4, commence appropriate proceedings to enforce any or all of its rights under this Agreement and any prior failure to enforce or delay in enforcement shall not constitute a defense.

               15.3 THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties.

               15.4 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire Agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

               15.5 ASSIGNMENT. Neither party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

               15.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.




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               15.7 NOTICES. Any notice hereunder shall be served by sending the same to the addressee, attention of its Chief Executive Officer, at the address designated in the first introductory paragraph of this Agreement. Any notice required or which may be given hereunder in writing shall be deemed to have been given:

                    15.7.1 when delivered to the addressee in person, on the date delivered:

                    15.7.2 when emailed or faxed by means confirming receipt (if notice is so emailed or faxed, a copy shall be mailed by registered or certified mail and postage prepaid), on the date the email or fax is sent; when sent by registered or certified mail, return receipt requested and postage prepaid, four (4) days after the date of mailing;

                    15.7.3 when sent by express mail or courier service, postage or charges prepaid, on the date of scheduled delivery; or

                    15.7.4 when sent by regular mail, four (4) days after the date of mailing.

               15.8 GOVERNING LAW. Except as provided below, this Agreement, the rights and obligations of the parties, and the resolution of all disputes between the parties shall be governed by, enforced and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. To the extent that federal law would otherwise apply with respect to intellectual property disputes, such law shall control.

               15.9 AMENDMENTS. Except as provided by Paragraph 7.1.1, this
                    Agreement may not be modified other than by an instrument in writing signed by authorized representatives of both parties. Only the President or an Executive Vice President of Rolex shall be authorized to execute any such instrument on Rolex's behalf.

              15.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

              15.11 INCORPORATION OF SCHEDULES. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
         Agreement through their duly authorized representatives on the day and year first above written.

Rolex Watch U.S.A., Inc.                         Mayor's Jewelers, Inc.


By: /s/ WALTER FISCHER                           By: /s/ SAMUEL A. GETZ
    ----------------------------                     --------------------------
       Title: President and CEO                      Title: CEO & President



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